Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8) of American Eagle Outfitters, Inc. and in the related prospectus as follows:

  1999 Stock Incentive Plan (Registration No. 333-34748),

  Employee Stock Purchase Plan (Registration No. 33-33278),

  1994 Restricted Stock Plan (Registration No. 33-79350),

  1994 Stock Option Plan (Registration Nos. 333-44759, 333-79358, and 333-12661),

  Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and

  Registration Statement (Form S-3) (Registration No. 333-68875)

of our report dated February 25, 2004, with respect to the consolidated financial statements of American Eagle Outfitters, Inc. included in the Annual Report (Form 10-K) for the fiscal year ended January 31, 2004.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 26, 2004